Filed pursuant to Rule 433
Registration Statement No. 333-151839
April 14, 2009
Rio Tinto Finance (USA) Limited
Pricing Term Sheet

2014 Notes
Issuer:	Rio Tinto Finance (USA) Limited
Guarantors:	Rio Tinto plc and Rio Tinto Limited
Size:	$2,000,000,000
Maturity:	May 1, 2014
Coupon:	8.95%
Price:	98.805%
Yield to maturity:	9.250%
Spread to Benchmark Treasury:	7.526%
Benchmark Treasury:	1.750% 03/2014
Benchmark Treasury Price and Yield:	100-4 / 1.724%
Interest Payment Dates:	November 1 and May 1, commencing November 1, 2009
Change of Control put:	101%
Make-whole call:	At any time at a discount rate of Treasury plus 50 basis points
Settlement:	T+3; April 17, 2009
CUSIP / ISIN:	767201 AF3 / US767201AF38
Ratings[1]:	Baa1/BBB (negative watch/negative outlook)
Bookrunners:	J.P. Morgan Securities Inc. ($350,000,000)
Morgan Stanley & Co. Incorporated ($350,000,000)
Deutsche Bank Securities Inc. ($350,000,000)
Credit Suisse Securities (USA) LLC ($250,000,000)
RBS Securities Inc. ($250,000,000)
SG Americas Securities, LLC ($250,000,000)
Co-managers:	ANZ Securities, Inc. ($28,572,000)
BBVA Securities, Inc. ($28,572,000)
Calyon Securities (USA) Inc. ($28,572,000)
Citigroup Global Markets Inc. ($28,571,000)
Daiwa Securities America Inc. ($28,571,000)
Mitsubishi UFJ Securities International plc ($28,571,000)
Mizuho International plc ($28,571,000)
The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037; calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; calling RBS Securities Inc. toll-free at 1-866-884-2071; calling J.P. Morgan Securities Inc. at 1-212-834-4533; calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1879; or calling SG Americas, LLC at 1-800-861-9789.

[1]	A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

2019 Notes
Issuer:	Rio Tinto Finance (USA) Limited
Guarantors:	Rio Tinto plc and Rio Tinto Limited
Size:	$1,500,000,000
Maturity:	May 1, 2019
Coupon:	9.000%
Price:	97.586%
Yield to maturity:	9.375%
Spread to Benchmark Treasury:	6.581%
Benchmark Treasury:	2.750% 02/2019
Benchmark Treasury Price and Yield:	99-20 / 2.794%
Interest Payment Dates:	November 1 and May 1, commencing November 1, 2009
Change of Control put:	101%
Make-whole call:	At any time at a discount rate of Treasury plus 50 basis points
Settlement:	T+3; April 17, 2009
CUSIP / ISIN:	767201AH9 / US767201AH93
Ratings[1]:	Baa1/BBB (negative watch/negative outlook)
Bookrunners:	J.P. Morgan Securities Inc. ($262,500,000)
Morgan Stanley & Co. Incorporated ($262,500,000)
Deutsche Bank Securities Inc. ($262,500,000)
Credit Suisse Securities (USA) LLC ($187,500,000)
RBS Securities Inc. ($187,500,000)
SG Americas Securities, LLC ($187,500,000)
Co-managers:	ANZ Securities, Inc. ($21,428,000)
BBVA Securities, Inc. ($21,428,000)
Calyon Securities (USA) Inc. ($21,428,000)
Citigroup Global Markets Inc. ($21,429,000)
Daiwa Securities America Inc. ($21,429,000)
Mitsubishi UFJ Securities International plc ($21,429,000)
Mizuho International plc ($21,429,000)
The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037; calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; calling RBS Securities Inc. toll-free at 1-866-884-2071; calling J.P. Morgan Securities Inc. at 1-212-834-4533; calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1879; or calling SG Americas, LLC at 1-800-861-9789.

[1]	A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

2